CARMAX REPORTS FIRST QUARTER RESULTS

Richmond, Va., June 21, 2019 – CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today reported record net income and earnings per share for the first quarter ended May 31, 2019.

Highlights:

▪	Net sales and operating revenues increased 12.0% to $5.37 billion.

▪	Used unit sales in comparable stores increased 9.5%.

▪	Total used unit sales rose 13.0%.

▪	Total wholesale unit sales increased 6.6%.

▪	CarMax Auto Finance (CAF) income increased 0.3% to $116.0 million.

▪	Net earnings increased 11.8% to $266.7 million and net earnings per diluted share increased 19.5% to $1.59.

▪	Omni-channel experience is on track to be available to the majority of customers by the end of fiscal 2020.

CEO Commentary:

“CarMax had an outstanding first quarter,” said Bill Nash, president and chief executive officer. “I’m proud of our team and its commitment to delivering an exceptional experience to both our retail and wholesale customers, which drove our strong growth in sales, gross profit and earnings.

“In addition, we’re pleased with the continued strong response to our omni-channel roll-out in Atlanta,” stated Nash. “In early June, we successfully launched this capability in most of our Florida markets, along with opening our first customer experience center in Atlanta. We believe that no other company is in a better position to deliver this omni-channel experience efficiently and profitably. This is truly an unmatched experience that we are confident is the future of car buying.”

First Quarter Business Performance Review:

Sales. Total used vehicle unit sales increased 13.0%, including a 9.5% increase in comparable store used unit sales compared with the prior year’s first quarter. The comparable store sales performance reflected strong conversion and solid growth in web traffic. We believe several factors contributed to our comparable store sales growth, including: (i) our solid execution supported by the effect of our initiatives to enhance the customer experience; (ii) a robust lending environment, including increased conversion by our Tier 2 and Tier 3 third-party finance providers; and (iii) a shift in the timing of some customer tax refunds into the first quarter of our fiscal year.

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Total wholesale vehicle unit sales increased 6.6% compared with the first quarter of fiscal 2019, largely driven by an increase in our appraisal buy rate and the growth in our store base.

Other sales and revenues increased 6.1% compared with the first quarter of fiscal 2019. Extended protection plan (EPP) net revenues rose 11.2%, reflecting the combined effects of our strong used unit growth, increased product penetration rates and provider cost decreases, partially offset by an increase in cancellation reserves. In addition, last year’s first quarter EPP revenues included $4.0 million of revenue in connection with the new revenue recognition accounting standard adopted in that quarter. Net third-party finance fees declined $1.0 million, reflecting shifts in our sales mix by finance channel.

Gross Profit. Total gross profit increased 12.3% versus last year’s first quarter to $742.4 million. Used vehicle gross profit rose 13.1%, reflecting the 13.0% increase in total used unit sales. Used vehicle gross profit per unit remained stable at $2,215. Wholesale vehicle gross profit increased 9.8% versus the prior year’s quarter, driven by the 6.6% increase in wholesale unit sales and an increase in wholesale vehicle gross profit per unit to $1,043 compared with $1,012 in last year’s first quarter. Other gross profit increased 11.6%, largely reflecting the improvement in EPP revenues.

SG&A. Compared with the first quarter of fiscal 2019, SG&A expenses increased 11.7% to $489.7 million. Factors contributing to the year-over-year change included the 10% increase in our store base since the beginning of last year’s first quarter (representing the addition of 18 stores); higher variable costs associated with our strong sales growth; a $13.9 million increase in stock-based compensation expense; and continued spending to advance our technology platforms and support our core and omni-channel strategic initiatives. SG&A per used unit was $2,183 in the current quarter, down $26 year-over-year. The growth in stock-based compensation expense increased SG&A per used unit by $46.

CarMax Auto Finance.(1) Compared with last year’s first quarter, CAF income increased 0.3% to $116.0 million, reflecting a 7.9% increase in average managed receivables, largely offset by the effects of a higher loan loss provision. The provision for loan losses increased to $38.2 million from $30.9 million in the prior year quarter, reflecting both the growth in average managed receivables and an increase in the provision as a percentage of managed receivables. While net losses were modestly above expectations, they remained well within our long-term targeted performance range. The allowance for loan losses grew to 1.14% of ending managed receivables as of May 31, 2019, compared with 1.10% as of February 28, 2019, and 1.13% as of May 31, 2018. The total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 5.6% of average managed receivables compared with 5.7% in last year’s first quarter.

Store Openings. During the first quarter of fiscal 2020, we opened three stores -- two in new markets (Waco, Texas and McAllen, Texas) and one in an existing market (Memphis, Tennessee).

Share Repurchase Activity. We repurchased 3.0 million shares of common stock for $204.8 million pursuant to our share repurchase program during the first quarter of fiscal 2020. As of May 31, 2019, we had $1.91 billion remaining available for repurchase under the outstanding authorization.

Accounting for Leases. Effective March 1, 2019, we adopted Accounting Standards Codification (“ASC”) 842, the new accounting standard for leases. Assets and liabilities were increased by approximately $450 million as a result of recording operating leases on our consolidated balance sheet. However, this adoption did not materially change our results of operations.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2019	2018	Change
Used vehicle sales	$4,540.7	$4,021.0	12.9%
Wholesale vehicle sales	662.4	617.7	7.3%
Other sales and revenues:
Extended protection plan revenues	111.3	100.1	11.2%
Third-party finance fees, net	(15.5)	(14.5)	(7.0)%
Other	67.4	68.3	(1.4)%
Total other sales and revenues	163.2	153.9	6.1%
Total net sales and operating revenues	$5,366.3	$4,792.6	12.0%

Unit Sales

	Three Months Ended May 31
	2019	2018	Change
Used vehicles	224,268	198,398	13.0%
Wholesale vehicles	120,768	113,335	6.6%

Average Selling Prices

	Three Months Ended May 31
	2019	2018	Change
Used vehicles	$20,050	$20,067	(0.1)%
Wholesale vehicles	$5,213	$5,205	0.2%

Vehicle Sales Changes

	Three Months Ended May 31
	2019	2018
Used vehicle units	13.0%	1.6%
Used vehicle revenues	12.9%	4.6%

Wholesale vehicle units	6.6%	9.6%
Wholesale vehicle revenues	7.3%	11.6%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2019	2018
Used vehicle units	9.5%	(2.3)%
Used vehicle revenues	9.4%	0.6%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2019	2018
CAF (2)	46.2%	48.3%
Tier 2 (3)	20.3%	17.0%
Tier 3 (4)	11.5%	10.9%
Other (5)	22.0%	23.8%
Total	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2019	% (1)	2018	% (1)
Net sales and operating revenues	$5,366.3	100.0	$4,792.6	100.0
Gross profit	$742.4	13.8	$661.3	13.8
CarMax Auto Finance income	$116.0	2.2	$115.6	2.4
Selling, general, and administrative expenses	$489.7	9.1	$438.2	9.1
Interest expense	$17.8	0.3	$18.1	0.4
Earnings before income taxes	$351.3	6.5	$319.7	6.7
Net earnings	$266.7	5.0	$238.7	5.0

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended May 31
(In millions)	2019	2018	Change
Used vehicle gross profit	$496.8	$439.4	13.1%
Wholesale vehicle gross profit	126.0	114.7	9.8%
Other gross profit	119.6	107.2	11.6%
Total	$742.4	$661.3	12.3%

Gross Profit per Unit

	Three Months Ended May 31
	2019		2018
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,215	10.9	$2,215	10.9
Wholesale vehicle gross profit	$1,043	19.0	$1,012	18.6
Other gross profit	$533	73.3	$540	69.7
Total gross profit	$3,310	13.8	$3,333	13.8

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended May 31
(In millions)	2019	2018	Change
Compensation and benefits (1)	$270.9	$241.5	12.2%
Store occupancy costs	96.6	87.8	10.0%
Advertising expense	41.9	38.5	8.8%
Other overhead costs (2)	80.3	70.4	14.0%
Total SG&A expenses	$489.7	$438.2	11.7%
SG&A per used unit	$2,183	$2,209	$(26)

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, insurance, preopening and relocation costs, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2019	% (1)	2018	% (1)
Interest margin:
Interest and fee income	$266.2	8.4	$232.3	7.9
Interest expense	(87.4)	(2.8)	(63.8)	(2.2)
Total interest margin	178.8	5.6	168.5	5.7
Provision for loan losses	(38.2)	(1.2)	(30.9)	(1.0)
Total interest margin after provision for loan losses	140.6	4.4	137.6	4.7
Total direct expenses	(24.6)	(0.8)	(22.0)	(0.7)
CarMax Auto Finance income	$116.0	3.7	$115.6	3.9

Total average managed receivables	$12,707.3		$11,775.4
Net loans originated	$1,826.3		$1,665.5
Net penetration rate	41.4%		42.9%
Weighted average contract rate	8.9%		8.4%

Ending allowance for loan losses	$147.0		$134.3

Warehouse facility information:
Ending funded receivables	$2,178.0		$2,028.0
Ending unused capacity	$1,322.0		$1,112.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2019	2018	Change
Net earnings	$266.7	$238.7	11.8%
Diluted weighted average shares outstanding	167.6	179.4	(6.6)%
Net earnings per diluted share	$1.59	$1.33	19.5%

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Planned Store Openings

We currently plan to open the following stores within 12 months from May 31, 2019. During this period, we will be entering four new television markets and expanding our presence in ten existing television markets. Of the 14 stores we plan to open during the 12 months ending May 31, 2020, 5 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Pleasant Hill, California	San Francisco/Oakland/San Jose	San Francisco/Oakland	Q2 Fiscal 2020
Lubbock, Texas	Lubbock (1)	Lubbock	Q2 Fiscal 2020
Scottsdale, Arizona	Phoenix	Phoenix/Mesa/Scottsdale	Q2 Fiscal 2020
Denton, Texas	Dallas/Ft. Worth	Dallas/Fort Worth/Arlington	Q3 Fiscal 2020
Palm Desert, California	Palm Springs (1)	Riverside/San Bernardino/Ontario	Q3 Fiscal 2020
Bogart, Georgia	Atlanta	Athens/Clarke County	Q3 Fiscal 2020
Gulfport, Mississippi	Biloxi/Gulfport (1)	Gulfport/Biloxi/Pascagoula	Q3 Fiscal 2020
Fort Wayne, Indiana	Fort Wayne (1)	Fort Wayne	Q4 Fiscal 2020
Salem, Oregon	Portland	Salem	Q4 Fiscal 2020
Murfreesboro, Tennessee	Nashville	Nashville/Davidson/Murfreesboro	Q4 Fiscal 2020
Easton, Pennsylvania	Philadelphia	Allentown/Bethlehem/Easton	Q1 Fiscal 2021
Bradenton, Florida	Tampa	North Port/Sarasota/Bradenton	Q1 Fiscal 2021
Canoga Park, California	Los Angeles	Los Angeles	Q1 Fiscal 2021
Covington, Louisiana	New Orleans	New Orleans	Q1 Fiscal 2021

(1)	Represents new television market as of planned store opening date.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 21, 2019. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 9272539. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 23, 2019. A telephone replay also will be available through June 28, 2019, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 9272539.

Second Quarter Fiscal 2020 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2019, on Tuesday, September 24, 2019, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early September 2019.

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About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold nearly 750,000 used cars and 450,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 15 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

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•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2019, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Stacy Frole, Vice President, Investor Relations, (804) 935-4598
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2019	% (1)	2018	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,540,657	84.6	$4,021,047	83.9
Wholesale vehicle sales	662,449	12.3	617,651	12.9
Other sales and revenues	163,212	3.0	153,894	3.2
NET SALES AND OPERATING REVENUES	5,366,318	100.0	4,792,592	100.0
COST OF SALES:
Used vehicle cost of sales	4,043,824	75.4	3,581,609	74.7
Wholesale vehicle cost of sales	536,490	10.0	502,945	10.5
Other cost of sales	43,621	0.8	46,698	1.0
TOTAL COST OF SALES	4,623,935	86.2	4,131,252	86.2
GROSS PROFIT	742,383	13.8	661,340	13.8
CARMAX AUTO FINANCE INCOME	115,959	2.2	115,593	2.4
Selling, general and administrative expenses	489,660	9.1	438,234	9.1
Interest expense	17,784	0.3	18,052	0.4
Other (income) expense	(359)	—	963	—
Earnings before income taxes	351,257	6.5	319,684	6.7
Income tax provision	84,513	1.6	81,028	1.7
NET EARNINGS	$266,744	5.0	$238,656	5.0
WEIGHTED AVERAGE COMMON SHARES:
Basic	166,324		178,139
Diluted	167,643		179,421
NET EARNINGS PER SHARE:
Basic	$1.60		$1.34
Diluted	$1.59		$1.33

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2019	2019 (1)	2018 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,197	$46,938	$76,348
Restricted cash from collections on auto loan receivables	479,436	440,669	431,407
Accounts receivable, net	133,879	139,850	101,351
Inventory	2,551,143	2,519,455	2,260,029
Other current assets	77,090	67,101	88,359
TOTAL CURRENT ASSETS	3,283,745	3,214,013	2,957,494
Auto loan receivables, net	12,777,257	12,428,487	11,842,749
Property and equipment, net	2,926,592	2,828,058	2,714,495
Deferred income taxes	56,708	61,346	55,494
Operating lease assets	466,380	—	—
Other assets	203,794	185,963	185,935
TOTAL ASSETS	$19,714,476	$18,717,867	$17,756,167

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$656,902	$593,171	$586,337
Accrued expenses and other current liabilities	288,136	318,204	253,392
Accrued income taxes	78,200	3,784	55,991
Current portion of operating lease liabilities	29,822	—	—
Short-term debt	671	1,129	365
Current portion of long-term debt	14,362	10,177	9,791
Current portion of non-recourse notes payable	417,309	385,044	382,326
TOTAL CURRENT LIABILITIES	1,485,402	1,311,509	1,288,202
Long-term debt, excluding current portion	1,573,866	1,649,244	1,282,361
Non-recourse notes payable, excluding current portion	12,453,848	12,127,290	11,565,653
Operating lease liabilities, excluding current portion	458,788	—	—
Other liabilities	289,817	272,796	236,190
TOTAL LIABILITIES	16,261,721	15,360,839	14,372,406

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 165,395,165 and 167,478,924 shares issued and outstanding as of May 31, 2019 and February 28, 2019, respectively	82,697	83,739	88,360
Capital in excess of par value	1,261,742	1,237,153	1,234,612
Accumulated other comprehensive loss	(81,206)	(68,010)	(55,045)
Retained earnings	2,189,522	2,104,146	2,115,834
TOTAL SHAREHOLDERS’ EQUITY	3,452,755	3,357,028	3,383,761
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,714,476	$18,717,867	$17,756,167

(1)
In connection with our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, certain prior period amounts have been reclassified to conform to the current period’s presentation. Financing obligations have been reclassified to Current portion of long-term debt and Long-term debt, excluding current portion. Capital lease obligations have been reclassified to Accrued expenses and other current liabilities and Other liabilities.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2019	2018 (1)
OPERATING ACTIVITIES:
Net Earnings	$266,744	$238,656
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51,506	45,343
Share-based compensation expense	45,025	28,998
Provision for loan losses	38,152	30,872
Provision for cancellation reserves	25,465	20,089
Deferred income tax provision	9,392	3,602
Other	1,736	1,468
Net decrease (increase) in:
Accounts receivable, net	5,971	31,970
Inventory	(31,688)	130,665
Other current assets	(10,387)	6,806
Auto loan receivables, net	(386,922)	(337,917)
Other assets	(6,349)	(3,078)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	81,886	81,729
Other liabilities	(47,330)	(48,354)
NET CASH PROVIDED BY OPERATING ACTIVITIES	43,201	230,849
INVESTING ACTIVITIES:
Capital expenditures	(78,970)	(79,720)
Proceeds from disposal of property and equipment	2	320
Purchases of investments	(7,224)	(5,094)
Sales of investments	81	77
NET CASH USED IN INVESTING ACTIVITIES	(86,111)	(84,417)
FINANCING ACTIVITIES:
(Decrease) increase in short-term debt, net	(458)	238
Proceeds from issuances of long-term debt	1,715,200	817,600
Payments on long-term debt	(1,809,179)	(1,017,334)
Cash paid for debt issuance costs	(3,416)	(3,647)
Payments on finance lease obligations	(745)	(164)
Issuances of non-recourse notes payable	2,851,000	2,668,502
Payments on non-recourse notes payable	(2,492,809)	(2,343,291)
Repurchase and retirement of common stock	(211,961)	(211,050)
Equity issuances	33,251	9,052
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	80,883	(80,094)
Increase in cash, cash equivalents, and restricted cash	37,973	66,338
Cash, cash equivalents, and restricted cash at beginning of year	595,377	554,898
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$633,350	$621,236

(1)
In connection with the changes to the Consolidated Balance Sheets as a result of our adoption of ASC 842, the new accounting standard for leases, during the first quarter of fiscal 2020, payments on financing obligations have been reclassified to payments on long-term debt. Prior period amounts have been reclassified to conform to the current period’s presentation.

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